Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and consolidated financial statement schedule of Sears Holdings Corporation and the effectiveness of Sears Holdings Corporation’s internal control over financial reporting dated March 12, 2010, appearing in the Annual Report on Form 10-K of Sears Holdings Corporation for the year ended January 30, 2010; and our report dated June 25, 2010, appearing in the Annual Report on Form 11-K of the Sears Holdings 401(k) Savings Plan for the fiscal year ended December 31, 2009; and our report dated June 25, 2010, appearing in the Annual Report on Form 11-K of the Sears Puerto Rico Savings Plan for the fiscal year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 4, 2010